August 3, 2025
Steve Rowland
Re: Transition and Separation Agreement

Dear Steve:

The purpose of this letter agreement is to confirm the terms of your transition and separation from Klaviyo, Inc. (together with its parent, subsidiaries and controlled affiliated companies, “we” or “Klaviyo”). We truly appreciate your contributions to Klaviyo and would like to make this transition as smooth as possible.

As you know, you and Klaviyo are parties to an employment agreement dated August 27, 2023 (the “Employment Agreement”) that provides you the opportunity to receive certain severance benefits upon a qualifying termination in exchange for you entering into, not revoking and complying with a Separation Agreement (as such capitalized terms are defined in the Employment Agreement). This document serves as the Notice of Termination for purposes of the Employment Agreement. The below agreement (the “Agreement”) is the Separation Agreement referenced in the Employment Agreement.

As discussed, your at-will employment will continue during a transition period between the date of this letter and December 31, 2025, at which time your employment will end due to a termination without Cause (unless it ends on an earlier date consistent with the terms below), after which you will be eligible (i) to receive the Severance Benefits described in Section 4 below and (ii) continue your service relationship with Klaviyo as a short-term consultant following the Date of Termination, all subject to satisfying the applicable Conditions described in Section 1.

Your actual last day of employment is referred to in this Agreement as the “Date of Termination,” and the time period between the date of this letter and the Date of Termination is referred to as the “Transition Period.”

The following bulleted terms and conditions will apply regardless of whether you decide to accept or reject the Agreement:

●Accrued Obligations: Klaviyo shall pay or provide to you (i) any accrued but unpaid Base Salary through the Date of Termination, to be paid on the Date of Termination or within the time period required by applicable law; (ii) reimbursement for unreimbursed business expenses properly incurred, which shall be subject to and paid in accordance with Klaviyo’s expense reimbursement policy; and (iii) any vested benefits you may have under any employee benefit plan of Klaviyo through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

●Benefits: If you are currently enrolled in our group health care coverage programs, your coverage will end on the last day of the month in which the Date of Termination occurs (the “Coverage End Date”). You will have the right to continue group health care coverage in those programs after the Coverage End Date under the law known as “COBRA,” which is described in the Offboarding FAQ. If you enter into and comply with this Agreement (including entering into and not revoking the certificate updating claims attached as Exhibit A), Section 4(b) will apply. If you do not enter into and comply with this Agreement and Exhibit A, or if you revoke Exhibit A, any COBRA continuation coverage will be at your own expense. Your eligibility to participate in Klaviyo’s other employee benefit plans and programs will cease on or after the Date of Termination in accordance with the applicable benefit plan or program.

●Post-Employment Restrictions: The terms of the Confidentiality, Inventions and Non-Solicitation Agreement dated May 4, 2023 (the “Restrictive Covenants Agreement”), between you and Klaviyo will continue in effect in accordance with its terms. For purposes of this Agreement, the obligations in Section 8 of your Employment Agreement and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants are collectively referred to as the “Continuing Obligations.”

●Equity: Your “service relationship” for purposes of vesting in any outstanding, unvested RSUs, stock options or other equity awards (“Equity Awards”) ends on the Date of Termination. Pursuant to the terms of the applicable equity award agreement and underlying equity incentive plan (collectively, the “Equity Documents”), all unvested Equity Awards that you hold will terminate as of the Date of Termination. Notwithstanding the foregoing, if you satisfy the applicable Conditions (as described below), your service relationship will continue during a short-term consultancy as described in Section 3 below and your Equity Awards will continue to vest during that time period.

●Unemployment Insurance Benefits. You have the right to file a claim for unemployment insurance benefits following the Date of Termination, and Klaviyo will not contest or challenge your application. Information regarding unemployment benefits will be provided under separate cover.

The remainder of this letter proposes the Agreement between you and Klaviyo. With those understandings, you and Klaviyo agree as follows:

1.Conditions
To receive the benefits set forth in this Agreement, you must (i) enter into and comply with this Agreement; (ii) effectively perform your duties during the Transition Period, as determined by Klaviyo’s Chief Executive Officer (the “CEO”) in good faith; (iii) not resign, not accept outside employment, or be terminated by Klaviyo for Cause (as defined in the Employment Agreement) in either case prior to December 31, 2025; and (iv) enter into and not revoke the certificate attached to this Agreement as Exhibit A, which updates the release of claims set forth in Section 5 of this Agreement (the “Certificate”), within the timeframe set forth in the Certificate (collectively, the “Conditions”). If Klaviyo believes that you are not satisfying Condition (i) above, it will provide you with written notice detailing such alleged failure and, if curable, a reasonable opportunity to cure.

2.Transition Period

(a)If you satisfy Conditions (i)-(iii), your employment with Klaviyo will continue, along with the compensation, benefits and vesting specified below, until December 31, 2025, at which time it will end without Cause, unless you are sooner terminated by Klaviyo for Cause, you do not satisfy the Conditions, or you resign. During the Transition Period, you are required to work full-time and to continue to carry out your regular duties as Klaviyo’s President, unless otherwise requested by the CEO. You agree to use your best efforts to conduct yourself professionally and work cooperatively with Klaviyo during the Transition Period. You hereby waive the application of Good Reason (as defined in the Employment Agreement) during the Transition Period. You agree that, if applicable, you will promptly inform Klaviyo of any new employment or consulting role prior to December 31, 2025 and that your employment with Klaviyo will end on the date immediately preceding the commencement of your new role.

(b)During the Transition Period, you will continue to be paid at the rate of your current Base Salary, remain eligible to participate in Klaviyo’s group employee benefit plans, subject to the terms and conditions of those plans, and continue to vest in your Equity Awards, subject to the Equity Documents, through the Date of Termination. You agree that you will not be eligible for any bonus, severance or other compensation except as specifically set forth in this Agreement.

(c)For the avoidance of doubt, if Klaviyo terminates your employment for Cause, you resign without Klaviyo’s prior written approval or you fail to satisfy any of the Conditions, your employment will end and you will be paid the Accrued Obligations through the Date of Termination, but you will have no right to the Consulting Period described in Section 3, the Severance Benefits set forth in Section 4, or any post-employment compensation or benefits from Klaviyo.

3.Post-Employment Consulting

(a)If you satisfy Conditions (i)-(iii), then on January 1, 2026, you will become a consultant to Klaviyo and provide consulting services (“Consulting Services”) for Klaviyo until March 31, 2026 (the “Consulting Period”); provided that the Consulting Period may be terminated sooner by you if you resign or by Klaviyo if you violate this Agreement, if you do not perform requested Consulting Services, or you do not execute (or you revoke) the Certificate or breach this Agreement. For the purposes of this Agreement, Consulting Services shall consist of such services as Klaviyo may reasonably request from time to time, and shall include, but not be limited to, (i) facilitating the seamless transition of duties and responsibilities by providing strategic guidance and continuity planning for the CEO, the management team, and former direct reports, including regular and as-needed meetings to ensure a smooth handoff of operational and strategic knowledge, (ii) oversight and advisory support for specific ongoing or new projects, as directed by the CEO or their designee, to ensure their successful completion, (iii) actively engaging in the enablement and development of team members, offering mentorship, advice, and support to ensure the team's continued success and proficiency in their roles, (iv) participating in sessions to transfer institutional knowledge and expertise, including detailed briefings, documentation, and training, to designated personnel within the company, (v) serving as a strategic advisor to the CEO and other members of senior management on matters within your scope of expertise, including but not limited to market trends, business development, and operational strategies and (vi) videoconference, telephone and email availability to management to answer questions and provide advice in your scope of expertise. If you obtain alternative employment before March 31, 2026 the Consulting Period will immediately end.
(b)You will report to the CEO or his designee during the Consulting Period. In conjunction with such consulting services, you will be reimbursed for all reasonable expenses you incur to perform such consulting services, subject to you providing documentation of such expenses and consistent with company policy. You agree that during the Consulting Period, you will not state or imply, directly or indirectly, that you are empowered to bind Klaviyo without Klaviyo’s prior written consent.

(c)Subject to Section 3(a), there will be no break in your service relationship with Klaviyo between the Date of Termination and the commencement of the Consulting Period for purposes of continued vesting in your Equity Awards, which will continue to vest during the Consulting Period (i.e., your February 15, 2026 vest), subject to the terms of the Equity Documents. During the Consulting Period, you will no longer be an employee of Klaviyo, but instead will be retained as an independent contractor. You will not receive any consulting fees or other cash compensation in connection with providing the consulting services; the continued vesting in the Equity Awards constitutes the sole compensation for such consulting services. Notwithstanding the foregoing and subject to your compliance with this Agreement, you will also receive a prorated portion of vesting for the period between February 16, 2026 and March 31, 2026 with respect to your Equity Awards scheduled to vest on May 15, 2026 (i.e., 44,904 restricted stock units) at the completion of the Consulting Period.

(d)You acknowledge and agree that the terms of the Restrictive Covenants Agreement as well as your other Continuing Obligations are incorporated by reference herein and shall apply during the Consulting Period and thereafter, and that for purposes of the nondisclosure obligations and the invention assignment and return of property provisions in the Restrictive Covenants Agreement, the term “employment” shall include the Consulting Period.

4.Severance Benefits

If you satisfy the Conditions, Klaviyo will pay you the following “Severance Benefits” following the Date of Termination:

(a)Severance Pay. Klaviyo will pay you a lump sum in cash in an amount equal to (A) one (1) times the sum of your current Base Salary, and (B) your Target Bonus (as defined in your Employment Agreement) for fiscal year 2025, to be paid on the first practicable regular payroll date following the Effective Date of the Certificate (the “Severance Pay”). The Severance Pay shall be less applicable tax withholdings.

(b)COBRA Coverage. Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under COBRA, Klaviyo shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that Klaviyo would have made to provide health insurance to you if you had remained employed by Klaviyo until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your health continuation rights under COBRA; provided, however, that if Klaviyo determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Klaviyo shall convert such payments to payroll payments directly to you for the time period specified above. Such payments to you shall be subject to tax-related deductions and withholdings and paid on Klaviyo’s regular payroll dates.

5.Release of Claims

In consideration for, among other terms, the Severance Benefits and the Consulting Period, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge Klaviyo, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:
●relating to your employment by and termination of employment with Klaviyo;
●of wrongful discharge or violation of public policy;
●of breach of contract including without limitation the Employment Agreement;
●of defamation or other torts;
●of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act of 1967 (ADEA); Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and the Massachusetts Fair Employment Practices Act);
●any and all claims under the Georgia Equal Pay Act (GEPA), the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code (GEEPDC), the Georgia Discriminatory Wage Practices Based on Sex Act,all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released;
●under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);
●for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Georgia Equal Pay Act (GEPA),the Massachusetts Wage Act, M.G.L. c. 149, §§148- 150C or otherwise, and
●for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

This release will not affect your rights (i) under this Agreement, (ii) to defense and indemnification, in each case pursuant to any applicable (x) Klaviyo governing documents; (y) written agreement between you and Klaviyo or (z) Klaviyo insurance policy under which you are covered, pursuant to the terms of such policy, or (iii) apply to rights or claims that cannot be waived as a matter of law. You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to Klaviyo to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.Non-disparagement

To the extent permitted by applicable law and subject to Section 7(a), you agree not to disparage Klaviyo, or its employees or agents and you agree to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning Klaviyo or its business activities.

7.Other Provisions

(a)Protected Disclosures. Nothing contained in this Agreement, any other agreement with Klaviyo, or any Klaviyo policy or code limits your ability, with or without notice to Klaviyo, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non- supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but Klaviyo will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

(b)Termination of Payments. In the event that you fail to comply with any of your obligations under this Agreement (including the Continuing Obligations), in addition to any other legal or equitable remedies it may have for such breach, Klaviyo shall have the right to terminate any payments of the Severance Benefits and/or seek repayment of any previously paid payments of the Severance Benefits. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement.

(c)Tax Treatment. Klaviyo shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent it reasonably and in good faith determines it is required to make such deductions, withholdings and tax reports. Other than Klaviyo’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to your failure to pay taxes on the payments contemplated by this Agreement. Nothing in this Agreement shall be construed to require Klaviyo to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. The parties intend this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

(d)Absence of Reliance; Non-Admission. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of Klaviyo. By entering into this Agreement,

you understand that Klaviyo is not admitting in any way that it violated any legal obligation that it owed to you.

(e)Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or Klaviyo or the “drafter” of all or any portion of this Agreement.

(f)Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g)Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Klaviyo.

(h)Entire Agreement. This Agreement constitutes the entire agreement between you and Klaviyo and supersedes any previous agreements or understandings between you and Klaviyo, provided that the Continuing Obligations and the Equity Documents and any other obligations specifically preserved in this Agreement will remain in full force and effect.

(i)Time for Consideration; Effective Date. You have been given the opportunity to consider this Agreement for twenty one (21) days from your receipt of this Agreement before signing it,(the “Consideration Period”), although you may decide to sign it sooner. To receive the benefits set forth in this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by Landon Edmond (landon.edmond@klaviyo.com) at or before the expiration of the Consideration Period. For the period of seven (7) days from the date when you sign this Agreement you have the right to revoke this Agreement by written notice to Mr. Edmond. For such a revocation to be effective, it must be delivered so that it is received by Mr. Edmond at or before the expiration of the seven (7) day revocation period. This Agreement will become effective on the next date following the revocation period provided you do not revoke (the “Effective Date”).

(j)Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic and pdf and DocuSign signatures shall be deemed to have the same legal effect as originals.

[Signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning it via DocuSign within the time-period set forth above.
Sincerely, Klaviyo, Inc.

/s/ Landon Edmond                Date: 08/03/2025

Landon Edmond
Chief Legal Officer

This is a legal document. Klaviyo advises you to consult with an attorney before signing this Agreement. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Steve Rowland                Date: 08/04/2025

Steve Rowland

Exhibit A
Certificate
I, Steve Rowland, hereby acknowledge and certify that I entered into a Transition and Separation Agreement with Klaviyo in connection with the ending of my employment (the “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, I am required to execute this certificate, which updates the release of claims set forth in Section 5 of the Agreement and adds a release under the Age Discrimination in Employment Act (this “Certificate”), in order to be eligible for the Severance Benefits. I understand that I may not sign this Certificate until on or after the Date of Termination and that I must return it to Klaviyo within twenty-one (21) days after such date.

I, therefore, agree as follows:

1.A copy of this Certificate was attached to the Agreement as Exhibit A.

2.In consideration of the benefits contained in the Agreement, including but not limited to the Severance Benefits set forth in Section 4 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 5 of the Agreement to any and all Claims that arose after the date I signed the Agreement through the date I sign this Certificate, subject to all other exclusions and terms set forth in the Agreement, and I release any Claims under the Age Discrimination in Employment Act.

3.I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by Klaviyo or its representatives with the exception of those promises contained in this Certificate and the Agreement.

4.I acknowledge that I have knowingly and voluntarily entered into this Certificate and that Klaviyo advises me to consult with an attorney before signing this Certificate. I understand and acknowledge that I have been given the opportunity to consider this Certificate for twenty-one (21) days following the Date of Termination (the “Consideration Period”). To receive the Severance Benefits, I must return a signed, unmodified original or PDF copy of this Certificate so that it is received by Landon Edmond (landon.edmond@klaviyo.com) at or before the expiration of the Consideration Period. For the period of seven (7) days from the date when I sign this Certificate, I have the right to revoke this Certificate by written notice to Mr. Edmond. For such a revocation to be effective, it must be delivered so that it is received by Mr. Edmond at or before the expiration of the seven (7) day revocation period. This Certificate shall not become effective or enforceable during the revocation period. This Certificate shall become effective on the first business day following the expiration of the revocation period (the “Effective Date of the Certificate”).

5.I agree that this Certificate is part of the Agreement.

Steve Rowland    Date